SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------

                                  Schedule 13D
                                 (Rule 13d-101)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 6)1

                           Transworld Healthcare, Inc.
           ----------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.01 par value per share
           ----------------------------------------------------------
                         (Title of Class of Securities)

                                   894081 10 8
                        -------------------------------
                                 (CUSIP Number)

      Scott A. Shay, Hyperion Partners II L.P., 50 Charles Lindbergh Blvd.,
                 Suite 500, Uniondale, NY 11553 (516) 745-6644
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                January 31, 2001
                        -------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. |_|

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.


                         (Continued on following pages)

                              (Page 1 of 12 Pages)
                                   ---  ----
_____________________

1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that Section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 894081 10 8                 13D                 Page  2  of  12  Pages
         -------------                                         ---    ----

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Hyperion Partners II L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*


          WC, OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEM 2(d) OR 2(e)                                   [_]



--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION


          Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

  NUMBER OF
                         -0-
   SHARES      -----------------------------------------------------------------
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY               -11,131,310- (1)(2)
               -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                         -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH

                         -11,131,310- (1)(2)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          -11,131,310- (1)(2)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [X]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


          63.4% (2)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*


          PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
(1)  Power  is exercised  through  its sole general partner,  Hyperion  Ventures
     II L.P.
(2)  Excludes 3,000,000 shares issuable upon exercise of Warrants.

CUSIP No. 894081 10 8                 13D                 Page  3  of  12  Pages
         -------------                                         ---    ----

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Hyperion Ventures II L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*


          OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEM 2(d) OR 2(e)                                   [_]



--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION


          Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

  NUMBER OF
                         -0-
   SHARES      -----------------------------------------------------------------
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY               -11,131,310- (1)(2)
               -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                         -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH

                         -11,131,310- (1)(2)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          -11,131,310- (1)(2)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [X]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


          63.4% (2)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*


          PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
(1)  Solely in its capacity as the general partner of Hyperion Partners II L.P.
(2)  Excludes 3,000,000 shares issuable upon exercise of Warrants.

CUSIP No. 894081 10 8                 13D                 Page  4  of  12  Pages
         -------------                                         ---    ----

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Hyperion Funding II Corp.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*


          OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEM 2(d) OR 2(e)                                   [_]



--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION


          Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

  NUMBER OF
                         -0-
   SHARES      -----------------------------------------------------------------
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY               -11,131,310- (1)(2)
               -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                         -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH

                         -11,131,310- (1)(2)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          -11,131,310- (1)(2)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [X]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


          63.4% (2)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*


          CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
(1) Solely in its capacity as the sole general partner of Hyperion Ventures II L.P., which is the sole general partner of Hyperion Partners II L.P.
(2)  Excludes 3,000,000 shares issuable upon exercise of Warrants.

CUSIP No. 894081 10 8                 13D                 Page  5  of  12  Pages
         -------------                                         ---    ----

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Hyperion TW Fund L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*


          WC, OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEM 2(d) OR 2(e)                                   [_]



--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION


          Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

  NUMBER OF
                         -0-
   SHARES      -----------------------------------------------------------------
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY               -4,148,456- (1)
               -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                         -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH

                         -4,148,456- (1)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          -4,148,456-
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [X]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


          23.6%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*


          PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
(1)  Power is exercised through its sole general partner, Hyperion TW LLC.

CUSIP No. 894081 10 8                 13D                 Page  6  of  12  Pages
         -------------                                         ---    ----

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Hyperion TW LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*


          OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEM 2(d) OR 2(e)                                   [_]



--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION


          Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

  NUMBER OF
                         -0-
   SHARES      -----------------------------------------------------------------
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY               -4,148,456- (1)
               -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                         -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH

                         -4,148,456- (1)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          -4,148,456-
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [X]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


          23.6%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*


          OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
(1)  Solely in its capacity as the general partner of Hyperion TW Fund L.P.

CUSIP No. 894081 10 8                 13D                 Page  7  of  12  Pages
         -------------                                         ---    ----

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Lewis S. Ranieri
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*


          OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEM 2(d) OR 2(e)                                   [_]



--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION


          United States of America
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

  NUMBER OF
                         -0-
   SHARES      -----------------------------------------------------------------
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY               -11,131,310- (1)(2)
               -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                         -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH

                         -11,131,310- (1)(2)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          -11,131,310- (1)(2)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [X]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


          63.4% (2)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*


          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
(1) Solely in his capacity as Chairman and President, director and shareholder of Hyperion Funding II Corp., which is the sole general partner of Hyperion Ventures II L.P., which is the sole general partner of Hyperion Partners II L.P., which is the sole managing member of Hyperion TW LLC, which is the sole general partner of Hyperion TW Fund L.P.
(2)  Excludes 3,000,000 shares issuable upon exercise of Warrants.

CUSIP No. 894081 10 8                 13D                 Page  8  of  12  Pages
         -------------                                         ---    ----

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Scott A. Shay
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*


          OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEM 2(d) OR 2(e)                                   [_]



--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION


          United States of America
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

  NUMBER OF
                         -0-
   SHARES      -----------------------------------------------------------------
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY               -11,131,310- (1)(2)
               -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                         -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH

                         -11,131,310- (1)(2)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          -11,131,310- (1)(2)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [X]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


          63.4% (2)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*


          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
(1) Solely in his capacity as Executive Vice President and Assistant Secretary, director and shareholder of Hyperion Funding II Corp., which is the sole general partner of Hyperion Ventures II L.P., which is the sole general partner of Hyperion Partners II L.P., which is the sole managing member of Hyperion TW LLC, which is the sole general partner of Hyperion TW Fund L.P.

(2)  Excludes 3,000,000 shares issuable upon exercise of Warrants.

CUSIP No. 894081 10 8                                     Page  9  of  12  Pages
         -------------                                         ---    ----


          The Statement on Schedule 13D, dated June 6, 1996, filed by the undersigned with the Securities and Exchange Commission on June 7, 1996, relating to the Common Stock, par value $0.01 per share, of Transworld Healthcare, Inc., as amended by Amendment No. 1 thereto, dated August 1, 1996, Amendment No. 2 thereto, dated January 23, 1997, Amendment No. 3 thereto, dated April 14, 1997, Amendment No. 4 thereto, dated May 5, 1997 and Amendment No. 5 thereto, dated September 10, 1998 (collectively, the "Schedule 13D"), is hereby further amended by adding thereto the information set forth below. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Schedule 13D, unless the context otherwise requires.

Item 3.   Source and Amount of Funds and Other Consideration.
          ---------------------------------------------------

          Item 3 is hereby supplemented by addition of the following:

          The funds for the purchases of Common Stock by the Fund between January 18, 2000 and January 27, 2000 were obtained from capital contributed to the Fund by its partners. The purchase of shares of Common Stock by the Fund on January 22, 2001 was funded by the satisfaction of a debt owed to the Fund. The funds for the purchases of shares of Common Stock by Hyperion TWH Fund LLC, of which the Fund, Lewis S. Ranieri and Scott A. Shay are members, from December 29, 2000 through January 31, 2001 were obtained from capital contributed to it by its members.

Item 4.   Purpose of Transactions.
          ------------------------

          The shares of Common Stock acquired by the Fund between January 18, 2000 and January 22, 2001 were acquired by the Fund for the purpose of investment. The shares of Common Stock acquired by Hyperion TWH Fund LLC between December 29, 2000 and January 31, 2001 were acquired by Hyperion TWH Fund LLC for the purpose of investment. The shares of Common Stock referred to in the two preceding sentences and any other shares of Common Stock now owned or hereafter acquired by the Fund, the TW Fund and Hyperion TWH Fund LLC, respectively, or by other Reporting Persons, may be disposed of at any time or from time to time, in whole or in part. In addition, the Reporting Persons and their affiliates may in the future acquire additional shares of Common Stock.

Item 5.   Interest in Securities of the Issuer.
          -------------------------------------

          Items 5(a)-(c) are hereby supplemented by addition of the following:

          (a)-(c) The Fund purchased 95,700 shares of Common Stock on the open market in January of 2000 at prices ranging between $2.125 and $2.875. The Fund purchased 89,189 shares of Common Stock through the satisfaction of a private debt on January 22, 2001 at a price of $2.1141 per share. Hyperion TWH Fund LLC purchased (i) 28,400 shares of Common Stock on the open market in December of 2000 and January of 2001 at prices ranging

CUSIP No. 894081 10 8                                     Page 10  of  12  Pages
         -------------                                         ---    ----



between $0.875 and $1.4375 and (ii) 100,000 shares of Common Stock in a privately negotiated transaction on January 31, 2001 at a price per share of $2.75. Accordingly, the Fund beneficially owns 11,131,310 shares of Common Stock (of which 6,854,454 shares are owned directly by the Fund, 4,148,456 shares are owned directly by the TW Fund and 128,400 are owned by Hyperion TWH Fund LLC), constituting approximately 63.4% of the outstanding Common Stock (on the basis of 17,551,076 shares outstanding as of November 27, 2000). In addition, the Fund owns 3,000,000 Warrants.

          As a result of its right to acquire Common Stock upon exercise of the Warrants, the Fund may be deemed under Rule 13d-3(d)(1)(i)(A) under the Act, to own beneficially 14,131,310 shares of Common Stock, constituting approximately 68.8% of the outstanding Common Stock (on the basis of 17,551,076 shares outstanding as of November 27, 2000).

CUSIP No. 894081 10 8                                     Page 11  of  12  Pages
         -------------                                         ---    ----



Signature
---------

          After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 2001

                        HYPERION TW FUND L.P.
                        By:  HYPERION TW LLC,
                             its General Partner
                             By:  HYPERION PARTNERS II L.P.,
                                  its Managing Member
                                  By:  HYPERION VENTURES II L.P.,
                                       its General Partner
                                        By:  HYPERION FUNDING II CORP.,
                                             its General Partner


                                             By: /s/ Scott A. Shay
                                                --------------------------------
                                                Name: Scott A. Shay
                                                     ---------------------------
                                                Title: Executive Vice President
                                                      --------------------------


                        HYPERION TW LLC,
                        By:  HYPERION PARTNERS II L.P.,
                             its Managing Member
                             By:  HYPERION VENTURES II L.P.,
                                  its General Partner
                                  By:  HYPERION FUNDING II CORP.,
                                       its General Partner


                                       By:   /s/ Scott A. Shay
                                          --------------------------------------
                                          Name: Scott A. Shay
                                               ---------------------------------
                                          Title: Executive Vice President
                                                --------------------------------

CUSIP No. 894081 10 8                                     Page 12  of  12  Pages
         -------------                                         ---    ----



                        HYPERION PARTNERS II L.P.
                        By:  Hyperion Ventures II L.P.,
                             its general partner
                             By:  Hyperion Funding II Corp.,
                                  its general partner

                                  By: /s/ Scott A. Shay
                                     -------------------------------------------
                                     Name: Scott A. Shay
                                          --------------------------------------
                                     Title: Executive Vice
                                           -------------------------------------
                                            President
                                           -------------------------------------


                                     HYPERION VENTURES II L.P.
                                     By: Hyperion Funding II Corp.,
                                         its general partner



                                     By: /s/ Scott A. Shay
                                        ----------------------------------------
                                         Name:  Scott A. Shay
                                              ----------------------------------
                                         Title: Executive Vice
                                               ---------------------------------
                                                President
                                               ---------------------------------


                                     HYPERION FUNDING II CORP.


                                     By: /s/ Scott A. Shay
                                        ----------------------------------------
                                         Name:  Scott A. Shay
                                              ----------------------------------
                                         Title: Executive Vice
                                               ---------------------------------
                                                President
                                               ---------------------------------


                                         /s/ Lewis S. Ranieri
                                     -------------------------------------------
                                         Lewis S. Ranieri


                                         /s/ Scott A. Shay
                                     -------------------------------------------
                                         Scott A. Shay